Exhibit 4.6

NESS TECHNOLOGIES INC.

RESTRICTED STOCK UNIT AGREEMENT
[Date]

BETWEEN:	Ness Technologies Inc.,a Delaware corporation
having offices at Kiryat Atidim, Tel Aviv, Israel
(hereinafter, the “Company”)

on the one part

AND:	[________________]
I.D. [__________]

of [_____________]

(hereinafter the “Participant”)
on the other part

WHEREAS, the Company’s stockholders adopted, at its annual meeting on  June 13, 2007, the 2007 Stock Option Plan and, at its annual meeting on June 16, 2008 adopted amendments to such plan, including renaming it the Amended and Restated 2007 Stock Incentive Plan (the “2007 Plan”) attached hereto as Exhibit A and forming an integral part hereof; and

WHEREAS, the Company’s Stock Option and Compensation Committee (the “Committee”) has approved the granting of restricted stock units to the Participant on the date hereof and subject to all the terms and conditions as set forth in the 2007 Plan and as provided herein.

NOW, THEREFORE, it is agreed as follows:

Preamble and Definitions

The preamble to this Agreement constitutes an integral part hereof.

Unless otherwise defined herein, capitalized terms used herein shall have the meaning ascribed to them in the 2007 Plan.

Grant of Restricted Stock Units

The Company hereby grants to the Participant  _________ restricted stock units (the “RSUs”), each RSU representing the right to receive one share of common stock, $0.01 par value per share (each, a “Share”) on the date such RSU vests, subject to the conditions set forth in this Agreement and the 2007 Plan. Shares granted under the RSUs shall be taken from the total number of Shares reserved for purposes of the 2007 Plan in the Company’s authorized capital.

The Participant acknowledges that the Company intends to issue additional Shares, options, RSUs and other instruments convertible into shares in the future to various entities and individuals, as the Company in its sole discretion shall determine.

Term and Vesting Schedule

The term of this Agreement shall commence on the date hereof (the “Date of Grant”) and shall terminate upon the earlier of: (i)  ___________ or (ii) any other time at which the RSUs expire or are forfeited pursuant to the terms of the 2007 Plan or pursuant to the terms of this Agreement.

Subject to the provisions of the 2007 Plan, the RSUs shall first vest and Shares underlying the RSUs will first be issuable to the Participant according to  the following vesting and subject to any acceleration provision included in the Plan: _________________________________, provided that the Participant continuously remains eligible to participate in the 2007 Plan pursuant to its terms from the Date of Grant and until each vesting date with respect to the portion of the RSUs due to vest on and following such date.

Administration

The Participant acknowledges that the Company has transferred the day to day administration of its options system, including the RSUs, to an independent contractor and undertakes to follow the rules and practices of such independent contractor (currently Tamir Fishman Employees Benefits Ltd.) regarding the exercise of the  RSUs.  The Participant acknowledges that the Company may, from time to time and in its sole discretion, transfer the day to day administration of its options system, including the RSUs, to another independent contractor or decide to administer its option system internally.

Issuance of Shares

In order for the Company to issue Shares upon the vesting of any of the RSUs, the Participant hereby agrees to sign any and all documents required by any applicable law and/or by the Company’s incorporation documents. The Participant further agrees that in the event that the Company and its counsel deem it necessary or advisable, in their sole discretion, the issuance of Shares may be conditioned upon certain representations, warranties, and acknowledgments by the Participant.

Unless and until a RSU has vested in accordance with the terms of this Agreement and the 2007 Plan and the Participant has fulfilled all of his obligations in connection with such vesting, Participant will have no right to delivery of Shares underlying the vested RSUs. Prior to the actual delivery of any Shares with respect to vested RSUs, a RSU will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

The Company shall not be obligated to issue any Shares upon the vesting of a RSU if such issuance, in the opinion of the Company, might constitute a violation by the Company of any provision of law.

Each RSU shall be subject to the further requirement that, if at any time the Board (or the Committee) shall determine in its sole discretion that the consent or approval of any governmental regulatory body or the listing, registration or qualification of the Shares upon any securities exchange or under any Federal or other applicable law, is necessary or desirable as a condition of, or in connection with, the granting of such RSU, or the issuance of Shares thereunder, The Shares underlying such RSU shall not be granted, unless such consent, approval, listing, registration or qualification shall have been effected or obtained free of any conditions not acceptable to the Board or the Committee.

Change of Control

Upon the occurrence of a “Change in Control” (as defined in the 2007 Plan), the Committee may accelerate the vesting and  of outstanding RSUs, in whole or in part, as determined by the Committee in its sole discretion.  In its sole discretion, the Committee may also determine that, upon the occurrence of a Change in Control, each outstanding RSU shall terminate within a specified number of days after notice to the Participant thereunder, and each such Participant shall receive, with respect to each Share subject to such RSU, an amount equal to the Fair Market Value of the Shares subject to the RSUs immediately prior to such Change in Control; such amount shall be payable in cash, in one or more kinds of property (including the property, if any, payable in the transaction) or a combination thereof, as the Committee shall determine in its sole discretion.

Restrictions on Transfer of Shares and RSUs

The transfer of RSUs or Shares to be issued upon vesting of the RSUs shall be subject to the limitations set forth in the 2007 Plan and in the Company’s incorporation documents, in any shareholders’ agreement to which the holders of shares of common stock of the Company are bound or in or in any applicable law including securities law of any jurisdiction.

The RSUs granted hereunder and the rights and privileges conferred hereby may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and may not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer or otherwise dispose of the RSUs, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, the grant of RSUs and the rights and privileges conferred hereby will immediately become null and void.

With respect to any RSUs approved by the Israeli Tax Authorities, subject to the provisions of Section 102 of the Israeli Income Tax Ordinance (New Version), 1961, and any rules or regulation or orders or procedures promulgated thereunder, a Participant shall not sell or release from trust any Share received upon the vesting of RSUs and/or any Share received subsequently following any realization of rights, including without limitation, bonus Shares, until the lapse of the Holding Period required under Section 102 of the Ordinance. Notwithstanding the above, if any such sale or release occurs during the Holding Period, the sanctions under Section 102 of the Ordinance and under any rules or regulation or orders or procedures promulgated thereunder shall apply to and shall be borne by such Participant.

With respect to Unapproved 102 RSU, if the Participant ceases to be employed by the Company or any Affiliate, the Participant shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Shares, all in accordance with the provisions of Section 102 and the rules, regulation or orders promulgated thereunder.

The Participant acknowledges that in the event additional Shares shall be registered for trading in any public market, the Participant’s right to sell Shares may be subject to limitations (including a lock-up period), as will be requested by the Company or its underwriters, and the Participant unconditionally agrees and accepts any such limitations.

The Participant acknowledges that in order to enforce the above restriction, the Company may impose stop-transfer instructions with respect to the Shares issued to the Participant hereunder.

The Participant shall not dispose of any Shares in transactions which violate, in the opinion of the Company, any applicable laws, rules and regulations or any lock-up imposed by the Company.

The Participant agrees that the Company shall have the authority to imprint upon the certificate or certificates representing the Shares such legends referring to the foregoing restrictions, and any other applicable restrictions as it may deem appropriate (which do not violate the Participant's rights according to this Agreement).

With respect to any person subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended (a “Reporting Person” and the “Exchange Act”, respectively), transactions under the 2007 Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act.  To the extent any provision of the 2007 Plan or any action by an authority under the 2007 Plan fails to so comply, such provision or action shall, without further action by any person, be deemed to be automatically amended to the extent necessary to effect compliance with Rule 16b-3, provided that if such provision or action cannot be amended to effect such compliance, such provision or action shall be deemed null and void, to the extent permitted by law and deemed advisable by the appropriate authority.  Each RSU granted and each Share issued to a Reporting Person under the 2007 Plan shall be deemed issued subject to the foregoing qualification.

Taxes; Indemnification

The receipt of the RSUs and the acquisition or receipt of the Shares to be issued upon the vesting of the RSUs may result in tax consequences. THE PARTICIPANT IS ADVISED TO CONSULT A TAX ADVISER WITH RESPECT TO THE TAX CONSEQUENCES OF RECEIVING OR EXERCISING THE OPTIONS, RECEIVEING THE RSUS AND THE SHARES UNDERLYNG THE RSUs OR DISPOSING OF THE SHARES.

Any tax consequences arising from the grant of RSUs, or vesting of the RSUs, from the payment for such Shares or from any other event or act (of the Company and/or its Affiliates, the Trustee or the Participant), hereunder, shall be borne solely by the Participant. The Company and/or its Affiliates and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Participant hereby agrees to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant.

The Participant will not be entitled to receive from the Company and/or the Trustee any Shares issued upon the vesting of RSUs prior to the full payments of the Participant’s tax or other liabilities arising from RSUs which were granted to him and/or from the Shares issued upon the vesting of RSUs.

With respect to Approved 102 RSUs, the Participant hereby acknowledges that he is familiar with the provisions of Section 102 and the regulations and rules promulgated thereunder, including without limitations the tax implications applicable the grant of the RSUs. The Participant accepts the provisions of the trust agreement, attached as Exhibit B hereto, and agrees to be bound by its terms.

Miscellaneous

No Obligation to Exercise to Accept the Shares. The grant and acceptance of these RSUs imposes no obligation on the Participant to accept Shares issued following vesting of RSUs.

Rights as Stockholder.  Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares have been issued and recorded on the records of the Company or its transfer agents or registrars.

Confidentiality.  The Participant shall regard the information in this Agreement and its exhibits attached hereto as confidential information and the Participant shall not reveal its contents to anyone except when required by law or for the purpose of gaining legal or tax advice.

Continuation of Employment or Service.  Neither the 2007 Plan nor this Agreement shall impose any obligation on the Company or an Affiliate to continue the Participant’s employment or service and nothing in the 2007 Plan or in this Agreement shall confer upon the Participant any right to continue in the employ or service of the Company and/or an Affiliate or restrict the right of the Company or an Affiliate to terminate such employment or service at any time.

Entire Agreement. Subject to the provisions of the 2007 Plan, which have been incorporated herein by reference, this Agreement, together with the exhibits hereto, constitute the entire agreement between the Participant and the Company with respect to RSUs granted hereunder, and supersedes all prior agreements, understandings and arrangements, oral or written, between the Participant and the Company with respect to the subject matter hereof.

Failure to Enforce - Not a Waiver. The failure of any party to enforce at any time any provisions of this Agreement or the 2007 Plan shall in no way be construed to be a waiver of such provision or of any other provision hereof.

Provisions of the 2007 Plan. The  RSUs granted herein are granted pursuant to the 2007 Plan and said RSUs and this Agreement, are in all respects governed by the 2007 Plan and subject to all of the terms and provisions of the 2007 Plan.

Any interpretation of this Agreement will be made in accordance with the 2007 Plan but in the event there is any contradiction between the provisions of this Agreement and the 2007 Plan, the provisions of the Agreement will prevail.

Modifications.  Modifications to this Agreement can be made only in an express written agreement executed by a duly authorized officer of the Company or the Committee.

Arbitration.  Notwithstanding anything to the contrary contained in the 2007 Plan, any dispute in relation with the 2007 Plan and this Agreement and the exercise or rights thereunder, shall be decided by arbitration by the legal counsel to the Company or any person nominated by such legal counsel (the “Arbitrator”), who shall decide such dispute in accordance with the provisions of the Arbitration Law, 1968 and its supplement. The decision of the Arbitrator shall be final and shall bind the Company and the Participant. The Participant will exempt the Arbitrator from any liability in respect of any action or decision made in connection with the arbitration.

Binding Effect. The 2007 Plan and this Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereof.

Notices. All notices or other communications given or made hereunder shall be in writing and shall be delivered or mailed by registered mail or delivered by email or facsimile with written confirmation of receipt to the Participant and/or to the Company at the addresses shown on the letterhead above, or at such other place as the Company may designate by written notice to the Participant. The Participant is responsible for notifying the Company in writing of any change in the Participant’s address, and the Company shall be deemed to have complied with any obligation to provide the Participant with notice by sending such notice to the address indicated above.

Company’s Signature:

By:	By:
Name: Ilan Rotem	Name: Hadas Halbreich
Title: Chief Legal Officer& Secretary	Title: Compensation and Benefits Manager

Participant’s Acknowledgement and Acceptance

I, the undersigned, hereby acknowledge receipt of a copy of the 2007 Plan and accept the RSUs subject to all of the terms and provisions thereof. I have reviewed the 2007 Plan and this Agreement in its entirety, have had the opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understand all provisions of this Agreement. I hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee regarding any questions relating to the 2007 Plan and the Agreement. I agree to notify the Company upon any change in the residence address indicated above.

Date	Participant’s Signature

Exhibit A

Ness Technologies Inc. Amended and Restated 2007 Stock Incentive Plan

Exhibit B

Trust Agreement